Exhibit 99.1
The First Bancorp Announces Third Quarter Earnings
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended September 30, 2023. Unaudited net income for the period was $7.5 million representing an increase of 1.1% from the second quarter of 2023. Diluted earnings per share were $0.67, level with the prior quarter. The Company also reported results for the nine months ended September 30, 2023. Net income year-to-date in 2023 was $22.8 million, with diluted earnings per share of $2.06. Total assets have increased $205.0 million year-to-date to reach $2.94 billion, supported by total deposits of $2.60 billion, borrowings of $83.0 million and common equity of $226.7 million.
"The third quarter was one of relative stability on our balance sheet and in our earnings, featuring strong deposit growth and a slowing of the margin compression experienced year-to-date" commented Tony C. McKim, the Company's President and Chief Executive Officer. "We were very pleased by the $143.7 million increase in local deposits in the third quarter, the result of the intense focus of our sales team on gathering deposits within our footprint, and other seasonal factors. Our net interest margin declined slightly to begin the third quarter, however, we are encouraged by an uptick in the margin towards the latter part of the quarter.
"Loan growth in the third quarter was $18.9 million. Most of this increase was within our retail loan portfolios, specifically residential mortgages and home equity loans. Commercial lending saw growth in construction loan balances, partially offset by small declines in the commercial real estate, commercial & industrial, and multifamily segments. We continue to be disciplined in our lending process, making loans to quality borrowers at interest rates on new production that reflect the realities of the current market."
Mr. McKim continued, "Our overall asset quality continues to be excellent as shown in the Bank's strong metrics. The ratio of non-performing loans to total loans was 0.12% as of September 30, 2023, while the ratio of non-performing assets to total assets was just 0.09%. Past due loans remained very low at 0.10% of total loans, improved from 0.14% at the end of the second quarter. While mindful of concerns in some markets around commercial real estate exposure, our loan portfolio is well diversified with CRE exposure well below regulatory guidance, and very limited exposure in sectors frequently mentioned as potential problems, such as office space."
Commenting on third quarter results, Mr. McKim remarked “While encouraged by recent margin trends, higher funding costs continue to impact our bottom line. The linked quarter increase in interest expense moderated compared to what we have experienced year-to-date and we gained benefit from swap positions put on in March and July this year, resulting in a net interest margin of 2.40% for the current period, down nominally from 2.46% in the second quarter. As the margin stabilized, so too did net interest income, with a quarter-to-quarter increase of 0.2%. Non-interest income in the third quarter increased 0.5% from the prior quarter. Operating expenses remain controlled."
Mr. McKim concluded, "We were pleased to be recognized by Bank Director magazine as one of the top twenty-five banks in the country in its recent Ranking Banking list. Such recognition is a testament to the strength of our banking teams, who continue to provide exceptional service to the Bank's growing customer base, and generate positive results for the Company."
THIRD QUARTER 2023 FINANCIAL HIGHLIGHTS
•Net Income of $7.5 million, an increase of 1.1% from the quarter ended June 30, 2023.
•Loan balances increased $18.9 million in the third quarter to $2.08 billion.
•Total deposits increased $100.1 million to $2.60 billion.
•Net interest margin of 2.40%, down nominally from the prior quarter.
•Asset quality remains very strong with a ratio of Non-Performing Assets to Total Assets of just 0.09% as of September 30, 2023.
•Tangible Book Value per share of $17.66 as of September 30, 2023, down $0.49 per share for the period.
•A quarterly shareholder dividend of $0.35 per share was declared.
FINANCIAL CONDITION
Total assets at September 30, 2023, were $2.94 billion, up $69.3 million in the third quarter and up $209.1 million from a year ago. Earning assets increased $56.4 million during the quarter comprised primarily of an increase in overnight funds sold and an increase in loans of $18.9 million. As compared to September 30, 2022, earning assets have increased by $202.0 million centered in loan growth of $221.9 million, an increase in the carrying value of investments of $6.5 million, and a reduction in interest earning cash balances of $27.4 million.
Loan growth in the third quarter was led by retail credit where residential term loans increased by $14.9 million and home equity balances grew $2.3 million. Commercial loans increased by $4.2 million during the period led by an increase in commercial construction balances of $8.3 million.
Deposit growth was strong in the third quarter. Total deposits at September 30, 2023 were $2.60 billion, up $100.1 million during the period, and up $230.0 million or 9.7% from September 30,

2022. Low-cost deposit categories led the quarterly growth, collectively increasing by $77.7 million, and Money Market balances grew by $62.8 million. This growth allowed for redemption of $45.7 million of wholesale CDs and a reduction of $31.5 million in borrowings during the period.
The Company’s regulatory capital position remained strong as of September 30, 2023, with an estimated total risk-based capital ratio of 13.81%, an increase from the total capital ratios of 13.66% as of June 30, 2023, and 13.59% as of September 30, 2022. The Company's leverage capital ratio was an estimated 8.65% as of September 30, 2023, as compared to the 8.68% and 8.99% reported as of June 30, 2023, and as of September 30, 2022, respectively. The Company's tangible book value per share was $17.66 as of September 30, 2023, down from $18.15 at June 30, 2023, the decrease resulting from an increase in unrealized losses on available-for-sale securities during the period. Similarly, the Tangible Common Equity ratio was 6.72% as of September 30, 2023, down from 7.07% as of June 30, 2023.
ASSET QUALITY & PROVISION FOR CREDIT LOSSES
Asset quality continues to be very strong. As of September 30, 2023, the ratio of non-performing assets to total assets was 0.09%, up slightly from 0.06% as of June 30, 2023, and 0.07% as of September 30, 2022. Net charge-offs year-to-date in 2023 were an annualized 0.002% of total loans, as compared to 0.03% in 2022. Past due loans remain low and were 0.10% of total loans as of September 30, 2023, a small decrease from 0.14% of total loans at June 30, 2023, and a slight increase from 0.08% as of September 30, 2022.
A reversal in the provision for credit losses on loans of $161,000 was recorded in the third quarter of 2023 under CECL methodology, compared with provision expense of $30,000 in the second quarter of 2023 and with provision expense of $400,000 for the third quarter of 2022 under the incurred loss method. The effects of improved economic projections and strong asset quality offset the effects of loan growth and other factors in the third quarter model, resulting in a modest reversal of provision for the period. The ACL stood at 1.12% of total loans and 913% of non-performing loans as of September 30, 2023, as compared to an ACL of 1.14% of total loans and 1,400% of non-performing loans at June 30, 2023, and an allowance for loan losses of 0.88% of total loans and 881% of non-performing loans as of September 30, 2022.
OPERATING RESULTS - Third Quarter of 2023 vs. Second Quarter of 2023
Net Income for the three months ended September 30, 2023, was $7.5 million, an increase of $80,000 or 1.1% from the three months ended June 30, 2023. The Company’s Return on Average Assets of 1.02% for the quarter was down nominally from 1.04%; the third quarter 2023 PTPP

Return on Average Assets was 1.21%, down from 1.28% in the prior quarter. Return on Average Tangible Common Equity was 14.59% for the period, compared to 14.67%. The Company's Efficiency Ratio (non-GAAP) was 53.49% in the third quarter of 2023, up from 52.27% in the second quarter of 2023.
Contributing factors to the Company’s operating results in the three months ended September 30, 2023, included:
•Net interest income was $16.0 million, an increase of $29,000 or 0.2% from the second quarter of 2023.
◦Net interest margin was 2.40%, down marginally from 2.46%
◦The average tax equivalent yield on earning assets increased from 4.72% to 4.89%
◦The average cost of total liabilities increased from 2.66% to 2.96%
•Non-interest income before securities gains or losses was $3.9 million, an increase of $21,000 or 0.5%.
•Non-interest expense totaled $11.0 million, an increase of 2.7%.
DIVIDEND
On September 28, 2023, the Company's Board of Directors declared a third quarter dividend of $0.35 per share, representing a payout to shareholders of 51.5% of earnings per share for the period. The dividend will be paid on October 20, 2023, to shareholders of record as of October 10, 2023.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.91 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	September 30, 2023	December 31, 2022	September 30, 2022
Assets
Cash and due from banks	$29,894	$22,728	$27,408
Interest-bearing deposits in other banks	38,366	3,693	65,786
Securities available-for-sale	284,972	284,509	283,268
Securities held-to-maturity[1]	387,374	393,896	381,906
Restricted equity securities, at cost	3,860	3,883	4,514
Loans held for sale	268	275	—
Loans	2,079,860	1,914,674	1,857,975
Less allowance for credit losses	23,322	16,723	16,387
Net loans	2,056,538	1,897,951	1,841,588
Accrued interest receivable	12,038	9,829	8,176
Premises and equipment	28,868	28,277	28,548
Goodwill	30,646	30,646	30,646
Other assets	71,315	63,491	63,225
Total assets	$2,944,139	$2,739,178	$2,735,065
Liabilities
Demand deposits	$323,375	$318,626	$356,867
NOW deposits	683,180	630,416	656,865
Money market deposits	271,056	192,632	188,729
Savings deposits	313,160	369,532	381,312
Certificates of deposit	641,429	489,793	407,344
Certificates $100,000 to $250,000	234,962	259,614	295,112
Certificates $250,000 and over	132,775	118,264	83,720
Total deposits	2,599,937	2,378,877	2,369,949
Borrowed funds	82,993	103,483	118,343
Other liabilities	34,544	27,895	26,856
Total Liabilities	2,717,474	2,510,255	2,515,148
Shareholders' equity
Common stock	111	110	110
Additional paid-in capital	69,649	68,435	68,028
Retained earnings	209,132	204,343	198,902
Net unrealized loss on securities available-for-sale	(53,852)	(44,718)	(47,661)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	(58)	(64)	(67)
Net unrealized gain on hedging derivative instruments	1,410	544	500
Net unrealized gain on postretirement costs	273	273	105
Total shareholders' equity	226,665	228,923	219,917
Total liabilities & shareholders' equity	$2,944,139	$2,739,178	$2,735,065
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,089,290	11,045,186	11,038,224
Book value per common share	$20.44	$20.73	$19.92
Tangible book value per common share	$17.66	$17.93	$17.13
1September 30, 2023 net of allowance for credit losses

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the nine months ended		For the quarter ended
	September 30, 2023	September 30, 2022	September 30, 2023	June 30, 2023	September 30, 2022
Interest income
Interest and fees on loans	$78,860	$53,463	$28,329	$26,406	$19,564
Interest on deposits with other banks	300	163	211	49	92
Interest and dividends on investments	14,192	12,329	4,714	4,729	4,335
Total interest income	93,352	65,955	33,254	31,184	23,991
Interest expense
Interest on deposits	42,384	8,190	16,992	14,475	4,164
Interest on borrowed funds	1,614	1,083	308	784	463
Total interest expense	43,998	9,273	17,300	15,259	4,627
Net interest income	49,354	56,682	15,954	15,925	19,364
Provision (reduction) for credit losses	501	1,300	(200)	151	400
Net interest income after provision for credit losses	48,853	55,382	16,154	15,774	18,964
Non-interest income
Investment management and fiduciary income	3,515	3,513	1,160	1,209	1,087
Service charges on deposit accounts	1,399	1,358	465	497	454
Net securities gains	—	7	—	—	6
Mortgage origination and servicing income	611	1,234	224	195	356
Debit card income	3,843	4,884	1,367	1,291	2,128
Other operating income	1,962	2,031	675	678	684
Total non-interest income	11,330	13,027	3,891	3,870	4,715
Non-interest expense
Salaries and employee benefits	16,420	17,092	5,523	5,177	5,757
Occupancy expense	2,494	2,298	784	842	720
Furniture and equipment expense	4,009	3,740	1,403	1,303	1,266
FDIC insurance premiums	1,429	738	551	534	298
Amortization of identified intangibles	20	52	7	6	17
Other operating expense	8,199	8,273	2,738	2,853	3,313
Total non-interest expense	32,571	32,193	11,006	10,715	11,371
Income before income taxes	27,612	36,216	9,039	8,929	12,308
Applicable income taxes	4,773	6,423	1,565	1,535	2,217
Net Income	$22,839	$29,793	$7,474	$7,394	$10,091
Basic earnings per share	$2.08	$2.73	$0.68	$0.67	$0.92
Diluted earnings per share	$2.06	$2.70	$0.67	$0.67	$0.91

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the nine months ended		As of and for the quarter ended
	September 30, 2023	September 30, 2022	September 30, 2023	June 30, 2023	September 30, 2022

Summary of Operations
Interest Income	$93,352	$65,955	$33,254	$31,184	$23,991
Interest Expense	43,998	9,273	17,300	15,259	4,627
Net Interest Income	49,354	56,682	15,954	15,925	19,364
Provision (reduction) for Credit Losses	501	1,300	(200)	151	400
Non-Interest Income	11,330	13,027	3,891	3,870	4,715
Non-Interest Expense	32,571	32,193	11,006	10,715	11,371
Net Income	22,839	29,793	7,474	7,394	10,091
Per Common Share Data
Basic Earnings per Share	$2.08	$2.73	$0.68	$0.67	$0.92
Diluted Earnings per Share	2.06	2.70	0.67	0.67	0.91
Cash Dividends Declared	1.04	1.00	0.35	0.35	0.34
Book Value per Common Share	20.44	19.92	20.44	20.94	19.92
Tangible Book Value per Common Share	17.66	17.13	17.66	18.15	17.13
Market Value	23.50	27.55	23.50	24.34	27.55
Financial Ratios
Return on Average Equity[1]	13.00%	16.78%	12.67%	12.73%	17.13%
Return on Average Tangible Common Equity[1]	14.97%	19.29%	14.59%	14.67%	19.73%
Return on Average Assets[1]	1.08%	1.54%	1.02%	1.04%	1.51%
Average Equity to Average Assets	8.27%	9.16%	8.07%	8.20%	8.80%
Average Tangible Equity to Average Assets	7.18%	7.96%	7.01%	7.11%	7.64%
Net Interest Margin Tax-Equivalent[1]	2.54%	3.17%	2.40%	2.46%	3.14%
Dividend Payout Ratio	50.00%	36.63%	51.47%	52.24%	36.96%
Allowance for Credit Losses/Total Loans	1.12%	0.88%	1.12%	1.14%	0.88%
Non-Performing Loans to Total Loans	0.12%	0.10%	0.12%	0.08%	0.10%
Non-Performing Assets to Total Assets	0.09%	0.07%	0.09%	0.06%	0.07%
Efficiency Ratio	51.88%	44.99%	53.49%	52.27%	46.02%
At Period End
Total Assets	$2,944,139	$2,735,065	$2,944,139	$2,874,815	$2,735,065
Total Loans	2,079,860	1,857,975	2,079,860	2,060,953	1,857,975
Total Investment Securities	676,206	669,688	676,206	673,569	669,688
Total Deposits	2,599,937	2,369,949	2,599,937	2,499,862	2,369,949
Total Shareholders' Equity	226,665	219,917	226,665	232,003	219,917
[1]Annualized using a 365-day basis for both 2023 and 2022.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2023 and 2022.

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2023	September 30, 2022	September 30, 2023	June 30, 2023	September 30, 2022
Net interest income as presented	$49,354	$56,682	$15,954	$15,925	$19,364
Effect of tax-exempt income	1,965	1,719	685	$661	592
Net interest income, tax equivalent	$51,319	$58,401	$16,639	$16,586	$19,956
The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2023	September 30, 2022	September 30, 2023	June 30, 2023	September 30, 2022
Non-interest expense, as presented	$32,571	$32,193	$11,006	$10,715	$11,371
Net interest income, as presented	49,354	56,682	15,954	15,925	19,364
Effect of tax-exempt interest income	1,965	1,719	685	661	592
Non-interest income, as presented	11,330	13,027	3,891	3,870	4,715
Effect of non-interest tax-exempt income	131	127	44	43	43
Net securities gains	—	(7)	—	—	(6)
Adjusted net interest income plus non-interest income	$62,780	$71,548	$20,574	$20,499	$24,708
Non-GAAP efficiency ratio	51.88%	44.99%	53.49%	52.27%	46.02%
GAAP efficiency ratio	53.67%	46.18%	55.46%	54.13%	47.22%
The Company presents certain information based upon tangible common equity instead of total shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2023	September 30, 2022	September 30, 2023	June 30, 2023	September 30, 2022
Average shareholders' equity as presented	$234,832	$237,412	$234,024	$232,991	$233,763
Less intangible assets	(30,847)	(30,901)	(30,853)	(30,853)	(30,884)
Tangible average shareholders' equity	$203,985	$206,511	$203,171	$202,138	$202,879
To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of PTPP Net Income is presented. The following table provides a reconciliation to Net Income:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2023	September 30, 2022	September 30, 2023	June 30, 2023	September 30, 2022
Net Income, as presented	$22,839	$29,793	$7,474	$7,394	$10,091
Add: provision (reduction) for credit losses	501	1,300	(200)	151	400
Add: income taxes	4,773	6,423	1,565	1,535	2,217
Pre-Tax, pre-provision net income	$28,113	$37,516	$8,839	$9,080	$12,708

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com